QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Cobalt International Energy, Inc. Subsidiary List

Subsidiary	Jurisdiction of Formation
Cobalt International Energy GP, LLC	Delaware
Cobalt International Energy, L.P.	Delaware
Cobalt GOM LLC	Delaware
Cobalt GOM #1 LLC	Delaware
Cobalt GOM #2 LLC	Delaware
Cobalt International Energy Overseas Ltd.	Cayman Islands
Cobalt International Energy Angola Ltd.	Cayman Islands
CIE Angola Block 9 Ltd.	Cayman Islands
CIE Angola Block 20 Ltd.	Cayman Islands
CIE Angola Block 21 Ltd.	Cayman Islands
Cobalt International Energy Gabon Ltd.	Cayman Islands
CIE Gabon Diaba Ltd.	Cayman Islands

QuickLinks

  Exhibit 21.1
Cobalt International Energy, Inc. Subsidiary List